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                                                                   EXHIBIT 99.1

7:32 am Eastern Time

Company Press Release

Suiza Foods Completes Mergers With The Morningstar Group and Country Fresh

DALLAS--(BUSINESS WIRE)--December 1, 1997--Suiza Foods Corporation (NYSE:SZA) today announced that it has completed the previously announced mergers with The Morningstar Group, Inc. and Country Fresh, Inc. following approval of the transactions by shareholders of all three Companies. The Morningstar Group (NASDAQ:MSTR) based in Dallas, Texas is a leading manufacturer and distributor of dairy and non-dairy specialty foods. During its 1996 fiscal year, Morningstar reported net sales of $394 million. Country Fresh, headquartered in Grand Rapids, Michigan reported revenues of $353 million in its most recent fiscal year.

Gregg L. Engles, Suiza's Chairman and Chief Executive Officer, commented, "With the completion of these mergers Suiza has become the largest dairy company in the nation with more than $2 billion in revenues and the widest selection of dairy case products available. Our combination with Morningstar creates a national manufacturing and distribution network that broadens the audience for our combined products as well as improves our efficiency. Country Fresh provides us entry into the southern Michigan, Indiana and Ohio markets as the leading manufacturer and distributor of a broad line of products and serving supermarkets, institutions, convenience and specialty stores. The benefits of these mergers are expected to make future acquisitions more accretive and substantially improve our ability to expand our business on a national platform."

Suiza Foods is a Dallas-based consolidator of distribution oriented food businesses. Its principal holdings are in the dairy processing, refrigerated, shelf-stable and frozen food products, packaged ice and plastic container industries and include Suiza Dairy and the Garrido Coffee Company in Puerto Rico, The Morningstar Group, Inc., Country Fresh, Inc. in Michigan, Velda Farms Dairy in Florida, Swiss Dairy in California, Model Dairy in Nevada, Dairy Fresh in North Carolina, Country Delite Farms in Tennessee, Garelick Farms in New England, Franklin Plastics, and Reddy Ice, the largest packaged ice company in the United States.

Statements in this press release other than statements of historical fact may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as Suiza's future financial condition and results, are subject to inherent risks and uncertainties, and actual results may differ materially from the results discussed in these forward looking statements. Factors that might cause such a difference include, but are not limited to: (i) a lack of suitable acquisition candidates at acceptable prices and other limitations on Suiza's ability to pursue its acquisition strategy, (ii) significant competition, (iii) fluctuating raw material costs, (iv) limitations arising from Suiza's substantial indebtedness, (v) government regulation, and (vi) various risks related to the proposed Morningstar and Country Fresh acquisitions, including the risk that expected cost savings cannot

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be fully realized, that revenues following the mergers are lower than expected, and that costs or difficulties related to integrating the merged businesses are greater than expected. Additional information concerning these and other risk factors are contained in Suiza's latest Annual Report on Form 10-K and in each of Suiza's other recent filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC and can be obtained from Suiza upon request.

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Contact:

     SUIZA FOODS CORPORATION
     Tracy Noll, 214/528-0939
                 or
     Morgen-Walke Associates:
     June Filingeri, John Blackwell
     Media contact: Miriam Adler, Erika Brown
     212/850-5600